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                                                            EXHIBIT 99.17(b)(ii)
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                  IMPORTANT NOTICE:  PLEASE VOTE USING THE
                 ENCLOSED PROXY BALLOT AS SOON AS POSSIBLE.

          FOR YOUR CONVENIENCE, YOU MAY VOTE BY CALLING SHAREHOLDER COMMUNICATIONS CORP. ("SCC") TOLL-FREE AT 1-800-733-8481 EXT. 448
             FROM 6:00 A.M. TO 8:00 P.M. PACIFIC TIME.  YOU MAY
               ALSO VOTE BY FAXING THE FRONT AND BACK OF YOUR
                  PROXY BALLOT TO SCC AT 1-800-733-1885.

               A CONFIRMATION OF YOUR TELEPHONIC OR FACSIMILE
                          VOTE WILL BE SENT TO YOU.

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                           MASTERWORKS FUNDS INC.
                              111 CENTER STREET
                        LITTLE ROCK, ARKANSAS  72201


                              OCTOBER __,  1998



Dear Shareholder of the Short-Intermediate Term Fund:

          We are pleased to invite you to a Special Meeting of the Shareholders of the Short-Intermediate Term Fund (the "S-I Term Fund") of MasterWorks Funds Inc. ("MasterWorks") to be held on November 24, 1998. The Special Meeting is being held to consider a proposal to consolidate the S-I Term Fund into the Short-Intermediate U.S. Government Income Fund (the "Government Fund") of Stagecoach Funds, Inc. ("Stagecoach"). If the proposed consolidation is approved, you will receive shares of the Government Fund equal in value to your shares of the S-I Term Fund.

           THE BOARD OF DIRECTORS OF MASTERWORKS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSAL.

          This booklet describes the proposed consolidation and the Board of Directors' reasons for recommending approval. The booklet is organized into this cover letter, a formal notice, a Combined Prospectus/Proxy Statement and several exhibits. Please take the time to review all the information before casting your vote. You may attend the Special Meeting in person or you may use the enclosed Proxy Ballot to cast your vote.

           You should weigh several considerations in particular:


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*  REASONS FOR THE PROPOSED CONSOLIDATION

         The investment adviser to the S-I Term Fund is Barclays Global Fund Advisors ("BGFA"); the investment sub-adviser is Wells Fargo Bank, N.A. ("Wells Fargo Bank"). In these capacities, BGFA has been primarily responsible for supervisory, overall management and reporting responsibilities, while Wells Fargo Bank has been primarily responsible for the day-to-day portfolio management of the S-I Term Fund. For various reasons that are described further in the Combined Prospectus/Proxy Statement, BGFA has advised the Board of Directors of MasterWorks that it does not believe that the S-I Term Fund, with only $11 million in assets, is viable on a long-term basis. As an alternative to liquidation, the proposed consolidation allows shareholders to continue to benefit from Wells Fargo Bank's day-to-day portfolio management services, in a similar fund with similar investment objectives and policies.

*  IMPORTANT FACTS ABOUT THE FUNDS

         * Objectives and Policies--The investment objectives and policies of the Funds are generally similar, although there are some important differences that you should consider. The principal similarities and differences are described in the Combined Prospectus/Proxy Statement that is part of this booklet.

         * Access Arrangements--The shareholder servicing, transaction and other access arrangements are generally similar for both Funds.

         * Share Values--The total dollar value of shares you will receive in the Government Fund will be equal to the total dollar value of your shares in the S-I Term Fund.

         Whether or not you attend the Special Meeting of Shareholders, you may vote by proxy in any of three ways:

         * BY MAIL--Mark, date, sign and return the enclosed Proxy Ballot in the postage-paid envelope;

         * BY PHONE--Call Shareholder Communications Corp. toll-free at 1-800-733-8481 EXT. 448 from 6:00 A.M. TO 8:00 P.M. (PACIFIC
               TIME); or

         * BY FAX--Mark, date, sign and fax both sides of the enclosed Proxy Ballot to Shareholder Communications Corp. at 1-800-733-1885.

         A confirmation of phone and fax votes will be mailed to you. Every vote is important to us.

         If you have any questions, please call MasterWorks at 1-888-204-3956.

                                         Very truly yours,


                                         MasterWorks Funds Inc.
                                         R. Greg Feltus
                                         President

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